Morgan Stanley Institutional Fund, Inc. - Emerging Markets Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Nexon Co. Ltd.
Purchase/Trade Date:	1252011
Size of Offering/shares: 70,100,000 shares
Offering Price of Shares: Y1,300
Amount of Shares Purchased by Fund: 324,300 shares
Percentage of Offering Purchased by Fund:  0.463
Percentage of Fund's Total Assets: 0.38
Brokers:  Morgan Stanley, Nomura, Goldman
Sachs International, Barclays Capital
Purchased from:  Goldman Sachs Asia